Exhibit 5.2

BEGGS & LANE

A Registered Limited Liability Partnership

Attorneys and Counselors at Law

Post Office Box 12950

Pensacola, Florida 32591-2950

October 19, 2007

Gulf Power Company

One Energy Place

Pensacola, Florida 32520

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as general counsel to Gulf Power Company (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement Nos. 333-138480, 333-138480-01 and 333-138480-02) filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on November 20, 2006 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to 450,000 shares of Series 2007A 6.45% Preference Stock, Non-Cumulative, Par Value $100 Per Share of the Company (the “Preference Stock”). We have examined the amended and restated Articles of Incorporation, as amended, and the Bylaws of the Company and the amendment to the amended and restated Articles of Incorporation pursuant to which the terms of the Preference Stock are included.

We have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

Gulf Power Company

October 19, 2007

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Preference Stock has been duly executed by the Company and is validly issued, fully paid and non-assessable.

We are members of the Florida Bar and we do not express any opinion herein concerning any law other than the law of the State of Florida and the federal law of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

Very truly yours,

/s/ Beggs & Lane